Exhibit 99.1

       FLORIDA EAST COAST INDUSTRIES ANNOUNCES RETIREMENT OF VICE CHAIRMAN
                                 ROBERT MACSWAIN

    ST. AUGUSTINE, Fla., May 25 /PRNewswire-FirstCall/ -- Florida East Coast Industries Inc. (NYSE: FLA) ("FECI") today announced that Vice Chairman Robert
F. MacSwain (62) has advised the company he will retire effective June 15, 2005.

    "Bob has been a tremendous asset to FECI and Flagler Development Company (Flagler) over the past six years. His expertise, judgment and counsel in commercial and railroad real estate initiatives and other strategic issues have contributed greatly to FECI. We are grateful for his years of service to the Company and wish him the best for the future," said Adolfo Henriques, Chairman, President and Chief Executive Officer of Florida East Coast Industries.

    Mr. MacSwain's responsibilities will be transitioned to other executives in the organization.

    About Florida East Coast Industries, Inc.
    Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company (Flagler) and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, leases and manages 7.3 million square feet of commercial and industrial space, as well as an additional 714,000 square feet under construction, and owns approximately 750 acres of entitled land and approximately 2,665 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company's Web site at http://www.feci.com .

    This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company's present expectations or beliefs concerning future events. These statements may be identified by the use of words like "plan," "expect," "aim," "believe," "project," "anticipate," "intend," "estimate," "will," "should," "could," "may," and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, the changing general economic, business, competitive, regulatory and market conditions (particularly in the state of Florida, the southeast US and the Caribbean) and other risks inherent in the real estate and other businesses of the Company. Further information on these and other risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.

SOURCE  Florida East Coast Industries, Inc.
    -0-                             05/25/2005
    /CONTACT:  Investors,     Bradley D. Lehan, +1-904-819-2128, or Media,
     Husein A. Cumber, +1-904-826-2280, both of Florida East Coast Industries, Inc./
    /Web site:  http://www.feci.com /